                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CAPSTONE CAPITAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          CAPSTONE CAPITAL CORPORATION
                       1000 URBAN CENTER DRIVE, SUITE 630
                           BIRMINGHAM, ALABAMA 35242

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998

                             ---------------------

To The Stockholders:

     The annual meeting of stockholders of Capstone Capital Corporation (the "Company") will be held at the Richard M. Scrushy Conference Center, Two HEALTHSOUTH Parkway, Birmingham, Alabama 35243, on the 7th day of May, 1998, at 10:30 a.m. (local time), for the following purposes:

          (1) To elect a Board of Directors to serve until the next annual meeting or until their successors are duly elected;

          (2) To consider and vote upon a proposal to ratify the engagement of the accounting firm of KPMG Peat Marwick LLP as independent auditors for the current fiscal year; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     We hope you will attend the meeting and take an active part in it. Details concerning those matters to come before the meeting are set forth in the accompanying proxy statement for your inspection. Whether you plan to attend the meeting or not, please execute the enclosed proxy and return it in the envelope that is enclosed for your convenience.

     The annual report of the Company for the fiscal year ended December 31, 1997, is enclosed. We hope you will find it informative.

     Pursuant to a resolution adopted by the Board of Directors of the Company, the close of business on March 11, 1998, has been fixed as the date for determination of stockholders entitled to notice of this meeting and to vote at the meeting.

                                           By Order of the Board of Directors

                                           /s/ Richard M. Scrushy
                                           Richard M. Scrushy
                                           Chairman

Birmingham, Alabama
April 7, 1998

                          CAPSTONE CAPITAL CORPORATION
                       1000 URBAN CENTER DRIVE, SUITE 630
                           BIRMINGHAM, ALABAMA 35242

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 7, 1998

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Capstone Capital Corporation (the "Company") to be voted at the annual meeting of stockholders to be held at the Richard M. Scrushy Conference Center, Two HEALTHSOUTH Parkway, Birmingham, Alabama 35243 on May 7, 1998, at 10:30 a.m. (local time), for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to stockholders on or about April 7, 1998.

     If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the stockholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees listed and described in this Proxy Statement, (b) FOR the ratification of the engagement of the accounting firm of KPMG Peat Marwick LLP as independent auditors for the current fiscal year, and
(c) FOR the recommendations of the Board of Directors on any other proposal that may properly come before the meeting. The persons named as proxies in the enclosed form of proxy were selected by the Company's Board of Directors.

     Please sign and return the proxy in the enclosed return envelope so the Common Stock you own will be voted in accordance with your wishes. Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies, which is expected to be nominal.

PROXY IS REVOCABLE

     If after you send in your proxy you desire to revoke your proxy for any reason, you may do so by giving notification of such intent to Malcolm E. McVay, the Secretary of the Company, in writing at any time prior to the commencement of the annual meeting. Also, your proxy may be revoked by submitting a later-dated proxy or by attending the meeting and voting in person. Unmarked proxies received by the Company will be voted in favor of each of the proposals herein specified and as directed by the attorneys-in-fact as to any other matter which may come before the meeting.

DATE OF RECORD

     The close of business on March 11, 1998, has been fixed as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the annual meeting. Each share of Common Stock is entitled to one vote on all matters.

OUTSTANDING SECURITIES

     As of the close of business on March 11, 1998, the Company had authorized 50,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), of which 22,377,594 shares were issued and outstanding and entitled to vote. The Common Stock is the Company's only outstanding voting stock.

BUSINESS TO BE CONSIDERED AT ANNUAL MEETING OF STOCKHOLDERS

     It is expected that the following business will be considered and action taken thereon at the annual meeting:

          (1) The election of a Board of Directors to serve until the next annual meeting or until their successors are duly elected;

          (2) A proposal to ratify the engagement of the accounting firm of KPMG Peat Marwick LLP as independent auditors for the current fiscal year; and

          (3) Such other business as may properly come before the meeting or any adjournment thereof.

STOCKHOLDERS LIST

     A complete list of the stockholders entitled to vote at the annual meeting of stockholders to be held on May 7, 1998, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a stockholder, and at all times during the annual meeting at the place of the meeting.

                             ELECTION OF DIRECTORS

INTRODUCTION

     A Board of Directors consisting of no less than three and no more than 15 persons is authorized by the Company's Amended and Restated Bylaws (the "Bylaws"). As provided in the Company's Bylaws, the Board of Directors has fixed at seven (7) the number of members to serve on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The seven nominees receiving the highest number of votes at the annual meeting will be elected as directors. Abstentions and broker non-votes will not affect the tally of votes cast in the election. (A non-vote occurs when a broker, or other fiduciary, holding shares for a beneficial owner votes on one proposal but lacks authority from the owners to vote on another proposal.) Each nominee for the Board of Directors has expressed the willingness to serve as a Director during the coming year. Each Director elected to the Board of Directors at this meeting will serve for a term of one year or until a successor is duly elected and qualified.

     According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's Amended and Restated Articles of Incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share for each nominee.

     Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the shares covered thereby for the nominees designated by the Board of Directors listed below. If any nominee becomes unavailable for election, the current Board of Directors will determine how the proxies will be voted.

NOMINEES

     The following table sets forth the name, age and principal occupation for the previous five years of each nominee for Director and the year in which each nominee became a Director:

                                                                                        DIRECTOR
NAME                        AGE                   PRINCIPAL OCCUPATION                   SINCE
----                        ---                   --------------------                  --------
Richard M. Scrushy........  45    Chairman of the Board of the Company since 1994;       1994
                                    Chairman of the Board and Chief Executive Officer
                                    of HEALTHSOUTH Corporation ("HEALTHSOUTH") since
                                    1983; Chairman of the Board of MedPartners, Inc.
                                    ("MedPartners") since January 1998.
John W. McRoberts.........  45    President and Chief Executive Officer of the Company   1994
                                    since 1994; Senior Vice President of AmSouth Bank
                                    from 1988 to 1993.
Michael D. Martin.........  37    Executive Vice President, Chief Financial Officer      1994
                                  and Treasurer of HEALTHSOUTH since 1997; Director of
                                    HEALTHSOUTH since March 1998; Director of
                                    MedPartners since January 1998; Executive Vice
                                    President -- Finance and Treasurer of HEALTHSOUTH
                                    from 1996 to 1997; Senior Vice
                                    President -- Finance and Treasurer of HEALTHSOUTH
                                    from 1994 to 1996; Vice President and Treasurer of
                                    HEALTHSOUTH from 1989 to 1994.
Eric R. Hanson............  43    Chairman of the Board and Chief Executive Officer of   1994
                                  U.S. Strategies Corp. since 1984.
Larry D. Striplin, Jr.....  68    Chairman of the Board of Nelson-Brantley Glass         1994
                                    Contractors, Inc. since 1963; Chairman and Chief
                                    Executive Officer of Circle "S" Industries from
                                    1978 to 1995; Chairman and Chief Executive Officer
                                    of Clearview Properties, Inc. since 1978.
Barry Morton..............  60    Chairman of the Board of the Robins & Morton Group     1994
                                    since 1996; President and Chief Executive Officer
                                    of the Robins & Morton Group from 1982 to 1996.
George E. Bogle...........  60    Chairman of the Board and Chief Executive Officer of   1994
                                    USA Managed Care Organization, Inc. since 1984.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four meetings during 1997. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which they served during 1997, except that Robert N. Elkins attended only 60% of such meetings. The Board of Directors has established the standing committees described below.

     The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters that cannot by law be delegated by the Board. The current members of the Executive Committee are Richard M. Scrushy, John W. McRoberts, Michael D. Martin and Barry Morton. The Executive Committee held one meeting during 1997.

     The Audit Committee, consisting of Larry D. Striplin, Jr., George E. Bogle and Robert N. Elkins, confers with the auditors and determines the scope of their annual and interim examinations, determines through discussions with the auditors and otherwise that no restrictions were placed by management on the scope of the examination or its implementation, inquires into the effectiveness of the Company's accounting and internal control functions, reports to the Board of Directors on the results of the committee's activities and recommends any changes in the appointment of independent auditors which the committee may deem to be in the best interest of the Company and its stockholders. No member of the Audit Committee may be an officer or employee of the Company. The Audit Committee held one meeting during 1997.

     The Compensation Committee, consisting of John W. McRoberts, Richard M. Scrushy, Michael D. Martin, and Eric R. Hanson, establishes the general compensation policy for the Company and has the responsibility for the approval of increases in directors' fees and for determining salaries and bonuses paid to executive officers and senior employees of the Company. The Compensation Committee also possesses all of the powers of administration under all of the Company's employee benefit plans, including the Company's 1994 Stock Incentive Plan, as amended (the "Incentive Plan"), and any bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines, subject to the provision of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee held one meeting during 1997.

     The Company does not have a Nominating Committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Each nonemployee member of the Board received annual compensation in 1997 of $12,000 for serving on the Board of Directors, plus a fee of $1,000 for each Board and committee meeting attended, except that only one fee is paid when more than one such meeting is held on a single day. All Directors are eligible to receive reimbursement of travel expenses incurred in attending Board of Directors and committee meetings. In addition, the Compensation Committee awarded compensation of $200,000 to Richard M. Scrushy and $150,000 to Michael D. Martin for consulting services rendered to the Company during 1997.

     Directors are eligible to receive awards of restricted stock under the Company's Incentive Plan, which awards are intended to reward the grantees for past service and provide incentives to the grantees to continue serving the Company. On May 1, 1997, the Board of Directors approved the grant of shares of restricted stock to its members in the following amounts: Richard M. Scrushy, 44,000; Michael D. Martin, 20,000; Robert N. Elkins, 6,000; Eric R. Hanson, 6,000; Larry D. Striplin, Jr., 6,000; Barry Morton, 6,000; George E. Bogle, 6,000; and Larry R. House, 6,000. Shares of restricted stock vest in 25% increments based on the performance of the Company's Common Stock (as measured by the total cumulative return on a share of the Common Stock). The grant of restricted stock was divided into two series of equal number. The first series is tied to a base price of $18.125 per share, and the second series is tied to a base price of $20.875 per share. The shares of restricted stock are subject to a risk of forfeiture if the service of the grantee as an employee or member of the Board of Directors terminates prior to the date such shares become vested or the Company suffers a "change in control" or prior to the date the grantee dies, becomes disabled or retires. In addition, until the shares of restricted stock have vested, the shares may not be sold, assigned, pledged or otherwise transferred. The vesting of shares of restricted stock can be deferred at the election of the grantee over a three year period by delivery to the Company of a deferral notice prior to the date when the shares of restricted stock become vested. Any grantee who elects to defer vesting will be entitled to receive additional shares of restricted stock equal to 20% of the number of shares of restricted stock that the grantee elects to defer. Such shares of restricted stock on which vesting has been deferred, including the 20%, will vest and be distributable in equal installments on each of the first, second and third anniversaries of the date on which such shares would have vested normally. Subject to the risk of forfeiture and transfer restrictions, a grantee who elects to defer vesting with respect to shares of restricted stock will have all of the rights as a shareholder of the Company with respect to such shares of restricted stock, including the right to vote and the right to receive dividends or other distributions on such shares.

     On May 1, 1997, the Board of Directors granted Larry R. House options to purchase 5,000 shares of Common Stock at $18.375 per share.

OFFICERS

     The officers of the Company serve a term of one year or until their successors are duly elected and qualified. The offices held by John W. McRoberts are designated in the Nominees chart appearing on page 3 of this Proxy Statement. Malcolm E. McVay, age 36, has been employed by the Company since April 1997, and was elected Chief Financial Officer, Secretary and Treasurer in June 1997.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL OF THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS.

                             SELECTION OF AUDITORS

     KPMG Peat Marwick LLP, 505 20th Street North, 1200 Financial Center, Birmingham, Alabama 35203, has been recommended by the Board of Directors for selection as independent auditor of the Company for 1998. KPMG Peat Marwick LLP has served as independent auditor of the Company for the fiscal years ended December 31, 1997, 1996 and 1995 and for the period from June 30, 1994 (inception) to December 31, 1994. Services provided by KPMG Peat Marwick LLP include work related to the audit of the financial statements and preparation of state and federal income tax returns. A representative of KPMG Peat Marwick LLP is expected to attend the annual meeting of stockholders and will have the opportunity to make a statement, if he desires, and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of KPMG Peat Marwick LLP as auditor of the Company for 1998. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information with respect to ownership of shares of the Company's Common Stock as of December 31, 1997 by (i) each of the Company's directors; (ii) the Company's chief executive officer, the other executive officer of the Company whose total annual salary and bonus exceeded $100,000 in 1997 and two additional individuals who served as executive officers of the Company during 1997 but were not serving in such capacity on December 31, 1997 (collectively, the "Named Executive Officers"), (iii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, and (iv) all directors and executive officers (including the Named Executive Officers) of the Company as a group. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                                  SHARES OF
                                                                 COMMON STOCK
NAME                                                          BENEFICIALLY OWNED    PERCENT OF CLASS
----                                                          ------------------    ----------------
Salomon Smith Barney Holdings Inc...........................      1,204,791(1)            6.95%
Richard M. Scrushy..........................................        429,136(2)            2.45
John W. McRoberts...........................................        312,536(3)            1.78
Malcolm E. McVay............................................         54,200(4)               *
Michael D. Martin...........................................        133,064(5)               *
Robert N. Elkins............................................         57,800(6)               *
Eric R. Hanson..............................................         53,800(7)               *
Larry R. House..............................................         51,800(8)               *
Larry D. Striplin, Jr.......................................         51,800(9)               *
Barry Morton................................................         52,300(10)              *
George E. Bogle.............................................         51,800(11)              *
Andrew L. Kizer.............................................        121,553(12)              *
William C. Harlan...........................................              0(13)              *
All executive officers and directors as a group (12
  persons)..................................................      1,369,789(14)           7.48

---------------

  *  Less than 1%
 (1) Salomon Smith Barney Holdings Inc. and Travelers Group Inc. reported their holdings as a group on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 1998. The address of both parties is 388 Greenwich Street, New York, New York 10013, and the number of shares reported assumes the conversion of certain securities held.
 (2) Includes 158,000 shares underlying exercisable options, 13,200 shares of restricted stock over which Mr. Scrushy had beneficial ownership and 71,280 shares owned by HEALTHSOUTH of which Mr. Scrushy is Chairman of the Board and Chief Executive Officer and as to which he shares voting and investment power.
 (3) Includes 250,000 shares underlying exercisable options and 30,000 shares of restricted stock over which Mr. McRoberts had beneficial ownership.
 (4) Includes 50,000 shares underlying options exercisable by Mr. McVay within 60 days under the Company's Incentive Plan and 4,200 shares of restricted stock over which Mr. McVay had beneficial ownership.
 (5) Includes 110,000 shares underlying exercisable options and 6,000 shares of restricted stock over which Mr. Martin had beneficial ownership.
 (6) Includes 50,000 shares underlying exercisable options and 1,800 shares of restricted stock over which Mr. Elkins had beneficial ownership.
 (7) Includes 50,000 shares underlying exercisable options and 1,800 shares of restricted stock over which Mr. Hanson had beneficial ownership.
 (8) Includes 50,000 shares underlying exercisable options and 1,800 shares of restricted stock over which Mr. House had beneficial ownership.

 (9) Includes 50,000 shares underlying exercisable options and 1,800 shares of restricted stock over which Mr. Striplin had beneficial ownership.
(10) Includes 50,000 shares underlying exercisable options and 1,800 shares of restricted stock over which Mr. Morton had beneficial ownership.
(11) Includes 50,000 shares underlying exercisable options and 1,800 shares of restricted stock over which Mr. Bogle had beneficial ownership.
(12) Includes 105,000 shares underlying exercisable options and 2,700 shares of restricted stock over which Mr. Kizer had beneficial ownership.
(13) Mr. Harlan resigned as an employee of the Company on October 13, 1997.
(14) Includes 923,000 shares underlying exercisable options, 50,000 shares underlying options exercisable within 60 days and 66,900 shares of restricted stock over which the Named Executive Officers and Directors as a group had beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Common Stock. The executive officers, directors and greater than 10% stockholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 1997.

     Based upon a review of these filings, the Company believes that the reporting and filing requirements relating to ownership of Common Stock were complied with during 1997, except as follows: (i) each Director and Named Executive Officer has not filed the required Form 5 with respect to an award of restricted stock on May 1, 1997, which awards were exempt from Section 16(b) pursuant to Rule 16b-3 and which forms are expected to be filed prior to the annual meeting; (ii) Mr. McVay was late in filing his initial statement of beneficial ownership; and (iii) Mr. House has not filed one report with respect to a grant of 5,000 options to buy Common Stock, although it is expected that such report will be filed prior to the annual meeting.

                             EXECUTIVE COMPENSATION

     The following tables and narrative text discuss the compensation of the Named Executive Officers for fiscal years ending December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                  ANNUAL COMPENSATION              COMPENSATION
                             ------------------------------   -----------------------
                                                              RESTRICTED   SECURITIES
                                                                STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY        BONUS     AWARDS(1)    OPTIONS(#)   COMPENSATION(2)
---------------------------  ----   ----------     --------   ----------   ----------   ---------------
John W. McRoberts..........  1997   $  325,000     $300,000   $2,432,188          0        $ 21,571
  President and Chief        1996      281,083      250,000            0          0          15,345
  Executive Officer          1995      239,583      168,000            0    125,000          15,073
Malcolm E. McVay...........  1997   $   75,104(3)  $ 70,000   $  334,850     50,000        $  6,466
  Chief Financial Officer,   1996            0            0            0          0               0
  Secretary and              1995            0            0            0          0               0
  Treasurer
William C. Harlan(4).......  1997   $  126,667     $ 85,000   $        0          0        $226,243
                             1996      144,167       85,000            0          0          15,661
                             1995      124,583       60,000            0     55,000          13,771
Andrew L. Kizer(5).........  1997   $  145,000     $ 70,000   $  219,463          0        $ 23,215
                             1996      130,292       70,000            0          0          16,614
                             1995      110,208       60,000            0     55,000          15,399

---------------

(1) Restricted stock awards are valued in the table above at their fair market value based on the per share closing price of the Company's Common Stock on the New York Stock Exchange, Inc. on the date of grant. Restricted stock holdings as of December 31, 1997, which include additional grants of restricted stock received upon the election to defer vesting, and their fair market value based on the per share closing price of $25.5625 on December 31, 1997 were as follows:

                                                            NUMBER OF           VALUE ON
NAME                                                    RESTRICTED SHARES   DECEMBER 31, 1997
----                                                    -----------------   -----------------
John W. McRoberts.....................................       107,500           $2,747,969
Malcolm E. McVay......................................        14,800              378,325
Andrew L. Kizer.......................................         9,700              247,956

     The shares of restricted stock are subject to performance-based restrictions on vesting and to a risk of forfeiture if the service of the grantee as an employee or member of the Board of Directors terminates prior to the date such shares become vested or the Company suffers a "change in control" or prior to the date the grantee dies, becomes disabled or retires. The vesting of shares of restricted stock can be deferred at the election of the grantee over a three year period by delivery to the Company of a deferral notice prior to the date when the shares of restricted stock become vested. Any grantee who elects to defer vesting will be entitled to receive additional shares of restricted stock equal to 20% of the number of shares of restricted stock that the grantee elects to defer. Subject to the risk of forfeiture and transfer restrictions, a grantee who elects to defer vesting with respect to shares of restricted stock will have all of the rights as a shareholder of the Company with respect to such shares of restricted stock, including the right to vote and the right to receive dividends or other distributions on such shares.
(2) The amounts listed in this column represent (i) the Company's contribution under the Capstone Capital of Alabama, Inc. 401(k) Retirement Plan ("KPlan") for the benefit of the following executives for 1997, 1996 and 1995: John W. McRoberts $6,175, $14,467 and $13,384; Malcolm E. McVay $2,519, $0 and $0;
    William C. Harlan $6,175, $14,667 and $13,384; and Andrew L. Kizer $6,175, $14,667 and $13,384; (ii) the Company's contribution under the Capstone Capital of Alabama, Inc. Money Purchase Pension Plan (the "Money Purchase Plan") for the benefit of the following executives for 1997: John W.

    McRoberts $14,512, Malcolm E. McVay $3,882, William C. Harlan $14,512; and Andrew L. Kizer $14,512; (iii) annual premiums paid by the Company for group term life insurance for executives for 1997, 1996 and 1995: John W. McRoberts $259, $285 and $238; Malcolm E. McVay $65, $0 and $0; William C. Harlan $336, $395 and $238; Andrew L. Kizer $252, $153 and $128; and (iv)
    annual premiums paid by the Company for permanent life insurance for executives for 1997, 1996 and 1995: John W. McRoberts $625, $593 and $1,451; Malcolm E. McVay $0, $0 and $0; William C. Harlan $636, $599 and $149; and Andrew L. Kizer $2,276, $1,794 and $1,887; and (v) payments of $204,583 to Mr. Harlan in connection with his resignation as an employee of the Company. See "Severance Agreement."
(3) Annualized salary for year ended December 31, 1997 was $125,000.
(4) Mr. Harlan resigned as an employee of the Company on October 13, 1997.
(5) In June 1997, Mr. McVay replaced Mr. Kizer as Chief Financial Officer, Secretary and Treasurer of the Company.

                       OPTION GRANTS IN FISCAL YEAR 1997

     The following table contains information about option awards made to the Named Executive Officers on May 1, 1997 under the Incentive Plan. See "Compensation Committee Report on Executive Compensation" below.

                                                                                    POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                                  AT ASSUMED ANNUAL RATES
                          SECURITIES       OPTIONS                                  OF STOCK PRICE APPRECIATION
                          UNDERLYING      GRANTED TO    EXERCISE OR                     FOR OPTION TERMS(2)
                            OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION    ---------------------------
NAME                     GRANTED(#)(1)   FISCAL YEAR     ($/SHARE)       DATE          5%($)          10%($)
----                     -------------   ------------   -----------   -----------   ------------   ------------
Malcolm E. McVay.......     50,000            91%        $22.6250     May 1, 2007    $1,842,687     $2,934,171

---------------

(1) All options outstanding were issued under the Incentive Plan. Options granted in 1997 are exercisable in full twelve months after the grant date.
(2) Based upon the market price on the date of grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

OPTION EXERCISES AND YEAR-END VALUES

     The following table provides certain information with respect to the Named Executive Officers in 1997 concerning the exercise of options during 1997 and with respect to unexercised options at December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                             OPTIONS AT FISCAL           MONEY OPTIONS AT FISCAL
                            SHARES                              YEAR-END(#)                    YEAR-END($)
                          ACQUIRED ON      VALUE        ---------------------------   -----------------------------
NAME                      EXERCISE($)   REALIZED($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                      -----------   -----------     -----------   -------------   ------------   --------------
John W. McRoberts.......          0             0         250,000              0       $2,031,250              0
Malcolm E. McVay........          0             0               0         50,000                0       $146,875
William C. Harlan.......    140,000      $946,875(1)            0              0                0              0
Andrew L. Kizer.........          0             0         105,000              0       $  848,438              0

---------------

(1) Mr. Harlan resigned as an employee of the Company on October 13, 1997. Represents the net amount paid by the Company in redemption of 140,000 shares of Common Stock of the Company acquired by Mr. Harlan upon exercise of his vested stock options. See "Severance Agreement."

RETIREMENT PLANS

     The Company adopted the KPlan effective July 1, 1994. The KPlan is a Code
Section 401(k) plan in which all employees are eligible to participate. The Company, in its sole discretion, may contribute an amount which it designates as a qualified nonelective contribution. The Company contributed a total of $32,950.10 to the KPlan for the plan year ended December 31, 1997.

     The Company adopted the Money Purchase Plan, effective January 1, 1997, which was amended and restated effective January 1, 1998. The Money Purchase Plan is a defined contribution plan in which all employees of the Company are eligible to participate and to which the Company contributes a percentage of the compensation of each participant. An individual must participate in the Money Purchase Plan for at least four years in order for the contributions to vest. If an individual leaves employment with the Company within four years of plan participation, all or a part of any funds contributed up to the date of termination will be forfeited. The Company contributed a total of $76,728.88 to the Money Purchase Plan for the plan year ended December 31, 1997.

EMPLOYMENT CONTRACT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company entered into an Employment and Noncompetition Agreement (the "Employment Agreement") with John W. McRoberts, effective on November 1, 1996, pursuant to which he serves as President and Chief Executive Officer of the Company. The Employment Agreement terminates on December 31, 2000, but is automatically extended on January 1 of each year thereafter for an additional one year term, unless terminated sooner. Under the Employment Agreement, Mr. McRoberts is entitled to receive annual base compensation for the period from the effective date through December 31, 1997, of $325,000 and is entitled to annual increases at the discretion of the Compensation Committee of the Board of Directors (which at a minimum, will equal a cumulative cost-of-living increase) and is entitled to participate in the Company's Incentive Plan and all other benefit programs generally available to executive officers of the Company. Mr. McRoberts is also entitled to receive an annual bonus in the discretion of the Compensation Committee of the Board of Directors.

     If the Company terminates Mr. McRoberts' employment without cause or upon a "change-in-control" (as defined in the Employment Agreement), he is entitled to receive his accrued salary, earned bonus, vested deferred compensation, if any, (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, Mr. McRoberts will receive as severance compensation his base salary for a period of 24 months following the date of termination and an amount equal to his average annual bonus during the two years immediately preceding his termination. At Mr. McRoberts' election, he may receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day treasury bill interest rate in effect on the date of delivery of such election notice).

     The Company may terminate the Employment Agreement "for cause" which is defined to include willful dishonesty toward, fraud upon, or deliberate injury or attempted injury to the Company or Mr. McRoberts' willful breach of the Employment Agreement, which has resulted in material injury to the Company. In the event of Mr. McRoberts' termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation, if any (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits. Mr. McRoberts' Employment Agreement may also be terminated if Mr. McRoberts dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the Employment Agreement because of Mr. McRoberts' death or disability, Mr. McRoberts (or his estate) shall receive these same payments but no additional severance, except that, if Mr. McRoberts becomes disabled, the Company will maintain his insurance benefits for the remaining term of his Employment Agreement.

     The Company has agreed to indemnify Mr. McRoberts for certain liabilities arising from actions taken within the scope of his employment. Mr. McRoberts' Employment Agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of his employment and for a period of 24 months following termination of his employment.

SEVERANCE AGREEMENT

     On October 13, 1997, the Company and William C. Harlan entered into a Severance Agreement and General Release (the "Severance Agreement") relating to resignation of Mr. Harlan as Senior Vice President and Head of Acquisitions of the Company. Pursuant to the Severance Agreement, Mr. Harlan agreed to release the Company from certain claims arising out of or relating to Mr. Harlan's employment or termination of employment in exchange for the following payments by the Company to Mr. Harlan: (a) $83,000 payable to Mr. Harlan in twelve bi-monthly installments commencing on November 1, 1997, (b) $85,000 payable on the execution of the Severance Agreement, (c) $946,875 in redemption of 140,000 shares of Common Stock of the Company acquired by Mr. Harlan upon exercise of his vested stock options, and (d) $85,000 as a bonus for services rendered during 1997. These amounts were offset by $183,564.77 representing repayment to the Company by Mr. Harlan of loans and advances. Mr. Harlan also agreed not to disclose certain confidential information of the Company or to solicit certain business or investments from certain healthcare operators, or to solicit employees of the Company, for a period of two years from October 13, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The members of the Compensation Committee of the Company's Board of Directors are Richard M. Scrushy, John W. McRoberts, Michael D. Martin and Eric
R. Hanson. There are no interlocks among the members of the Compensation Committee. Richard M. Scrushy is Chairman of the Board and Chief Executive Officer of HEALTHSOUTH and Chairman of the Board of MedPartners. Michael D. Martin is a director of HEALTHSOUTH and MedPartners. Although John W. McRoberts serves on the Company's Compensation Committee, he does not participate in any decisions regarding his own compensation as an executive officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

  Executive Compensation

     The Company's compensation program is administered by the Compensation Committee of the Board of Directors, which is composed of the directors listed below this report. The Board of Directors, on the recommendation of the Compensation Committee, establishes a general compensation policy for the Company and has the responsibility for the approval of increases in compensation paid to the executive officers of the Company. The Compensation Committee administers the Company's employee benefit plans, including the KPlan, the Incentive Plan and the Money Purchase Plan. In addition, the Compensation Committee evaluates the performance of the executive officers of the Company and related matters. The Compensation Committee reviews its recommendations with the full Board of Directors.

     In recommending compensation levels for the Company's executive officers, the Compensation Committee focuses primarily on (i) rewarding executive officers for achievement of the Company's strategic goals and the enhancement of stockholder value, (ii) recognizing superior company performance as compared to that of competing businesses and (iii) attracting, motivating and retaining highly-trained and talented executives who are vital to the Company's long-term success. Individual compensation packages are generally set at levels believed by the Compensation Committee to correspond to the median range of compensation paid to individuals serving in comparable positions at other real estate investment trusts ("REITs") with publicly-traded securities (including those comprising the National Association of Real Estate Investment Trusts Index referred to in the performance graph set forth hereinafter). At present the Company's compensation package is comprised of a base salary, an annual cash bonus, long-term incentives in the form of stock options and restricted stock grants and other benefits typically offered to executives by REITs in the Company's peer group.

     Base Salary. Each executive officer's base salary is set by the Board of Directors on an annual basis. In 1997, on the recommendation of the Compensation Committee, the Board increased the salaries of the

Company's executive officers based upon a subjective assessment of the individual's experience, tenure in position, past performance and contributions to the Company, as well as a review of base salaries paid to executive officers of comparable REITs. Mr. McRoberts reviews all salary recommendations for executive officers (except his own) with the Compensation Committee, which is responsible for approving or disapproving those recommendations. The Compensation Committee (excluding Mr. McRoberts) is solely responsible for determining the salary of Mr. McRoberts.

     During 1997, the Board of Directors, on the recommendation of the Compensation Committee, increased the salaries paid to each of the executive officers of the Company. These salary increases were based on cost-of-living adjustments, position, tenure, subjective assessments of individual performance, comparability considerations (including the Company's financial performance relative to its competitors) and competitive data, including asset growth, revenue growth and cash flow growth. Performance assessments were also given greater weight in the Compensation Committee's determinations relative to the other factors.

     Annual Bonus. The employment arrangements with the Company's executive officers contemplate consideration of variable annual bonuses. On February 6, 1998, the Compensation Committee authorized bonuses to its executive officers and staff employees based upon their respective performance and contribution toward the attainment of the goals of the Company for the period ending December 31, 1997. The performance measures reviewed by the Compensation Committee included the Company's asset growth, revenue growth, cash flow growth and total return to stockholders compared to that of its peer group. These measures were assigned approximately equal weight in the Compensation Committee's determinations. The Company's targets for each of these measures were exceeded in 1997 and generally compared favorably to or exceeded its peer group's corresponding results. The bonuses paid to executive officers in 1997 were based in large part on these results. All of the Company's goals for 1997 were achieved. Mr. McRoberts recommended bonuses for the executive officers and staff, except Mr. McRoberts, to the Compensation Committee for its review and approval. The amount of the bonuses was based upon a subjective assessment of the performance of the Company during 1997 and individual employee performance as compared with its goals for the year. The Compensation Committee determined the bonus award for Mr. McRoberts, with Mr. McRoberts excusing himself from such determination, and directed Mr. McRoberts to pay bonuses to the remaining executive officers and staff employees, based upon each officer's and employee's respective experience, tenure with the Company, and contribution to the attainment of the Company's goals.

     The opportunity for an annual bonus in the future will reflect the degree to which an executive contributes to the realization of established short term objectives of the Company and is intended to be a substantial incentive for the executive officers to achieve those objectives. Annual incentives and the combined annual cash compensation is intended to be competitive with market practices for comparable REITs. The Compensation Committee has established target objectives of the Company based on asset growth, revenue growth, cash flow growth, and total return to stockholders, and the annual incentive awards to be made to the executive officers in the future will relate to the attainment of these objectives and other subjective factors including each executive officer's individual contribution toward attaining these objectives. The Compensation Committee, excluding Mr. McRoberts, is solely responsible for determining any award for Mr. McRoberts.

     Incentive Compensation. The Compensation Committee administers the Company's Incentive Plan. Pursuant to the Incentive Plan, stock options have been awarded in order to retain and motivate executives to improve long-term stock price performance. Stock options are granted at a price equal to the current fair market value of the Company's stock at the time of grant and will be of value to the executive only if the total return to stockholders increases over time. The Compensation Committee grants stock options, pursuant to the Company's Incentive Plan, to executive officers of the Company based principally upon the success of the Company in achieving all of its goals for a particular year, as described above, and on a comparison of option grants to executives with similar responsibilities in other companies and the executive's level of responsibility and relative importance to the operations of the Company. During 1997, the Company granted options to purchase 50,000 shares of Common Stock to Mr. McVay upon his employment with the Company.

     During 1997, the Compensation Committee determined that the grant of performance based restricted stock awards under the Incentive Plan would be a more suitable means of delivering long-term incentive to the

Company's executives to induce them to direct their efforts to maximizing returns to stockholders as measured by the total return on the Company's Common Stock. The Compensation Committee has established long-term target objectives measured by the cumulative total return on the Company's Common Stock, which includes increases in the market price over a base price, plus the cumulative dividends paid to date on a share of Common Stock. Shares of restricted stock vest upon the attainment of these target objectives. In 1997, the Compensation Committee granted restricted stock awards of 137,000 shares of Common Stock to the executive officers of the Company.

     Future grants of stock options or restricted stock of the Company to its executive officers will be designed to provide material incentives to focus officers on maximizing total returns to stockholders measured over an extended period of time. The Compensation Committee, excluding Mr. McRoberts, is solely responsible for determining any stock option or incentive stock award for Mr. McRoberts.

  Chief Executive Officer Compensation

     Under John W. McRoberts' employment agreement, Mr. McRoberts' annual base salary ("Base Salary") is subject to annual increases at the discretion of the Compensation Committee but not less than the increase in the cost-of-living. The Compensation Committee increased Mr. McRoberts' Base Salary from $285,000 for 1996 to $325,000 for 1997 based upon the performance of the Company in 1996 and the Compensation Committee's assessment of Mr. McRoberts' contribution to that performance. Mr. McRoberts' Base Salary will be reviewed annually by the Compensation Committee. Base Salary in future years will be determined by the Compensation Committee and ratified by the Board of Directors. Mr. McRoberts is entitled to participate in the Incentive Plan, the KPlan, the Money Purchase Plan and all other benefit programs generally available to executive officers of the Company. The Company does not provide Mr. McRoberts with incidental perquisites such as club memberships, company vehicles, financial planning or other similar items, but the Company does provide Mr. McRoberts with a monthly automobile allowance.

     The Compensation Committee's general approach in setting Mr. McRoberts' annual compensation is to seek to be competitive with base salaries of other chief executive officers of companies with similar revenues and scope of operations. The Base Salary was established following a review of Mr. McRoberts' pay relative to salaries paid by other healthcare REITs and expected trends in executive pay, taking into account the successful performance of the Company during the preceding year and the leadership provided by him in his role as President and Chief Executive Officer. The base salaries and bonuses of all of the executive officers are set on a general and subjective basis after a review of certain factors, including salaries paid by other REITs for executives of similar experience and skills, the overall performance by each executive during the preceding year and the Company's financial performance during the preceding year including the growth in assets, revenue, profitability and cash flow, and the overall return to stockholders. Mr. McRoberts is also entitled to receive an annual bonus in the discretion of the Compensation Committee on the same basis as all other executive officers of the Company. Mr. McRoberts received a bonus for 1997 of $300,000 based upon the Company's achievement of its financial goals for 1997, including increases over 1996 of 58.9%, 101.9% and 49% in the Company's revenues, investments and funds from operations on a per share basis, respectively.

     The long term incentive component of Mr. McRoberts' compensation was provided by the grant of 100,000 shares of restricted stock.

     The Committee remains committed to establishing and maintaining a compensation program that appropriately aligns the Company's executive compensation with corporate performance and the interests of the stockholders and which offers competitive opportunities in the executive marketplace. As such, the Committee periodically reviews the compensation program in order to make such changes as it considers necessary to achieve such objectives.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company's chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute.

     Members of the Compensation Committee:

         Richard M. Scrushy (Chairman)
         John W. McRoberts
         Michael D. Martin
         Eric R. Hanson

COMPARATIVE PERFORMANCE GRAPH

     The SEC requires the Company to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total stockholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The following graph compares the annual percentage change in the return on the Company's Common Stock since June 30, 1994, with the cumulative total return on the SNL Healthcare REIT Index published by SNL Securities L.P. and the Standard & Poor's 500 Index. The graph assumes the investment on June 28, 1994 of $100 and that all dividends were reinvested at the time they were paid.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

                              [GRAPH APPEARS HERE]

        MEASUREMENT PERIOD          CAPSTONE CAPITAL                       SNL HEALTHCARE
      (FISCAL YEAR COVERED)            CORPORATION          S&P 500          REIT INDEX
6/28/94                                        100.00             100.00             100.00
12/31/94                                        89.06             104.82              95.92
12/31/95                                       120.54             143.72             120.12
12/31/96                                       153.77             176.58             149.36
12/31/97                                       190.39             235.50             175.61

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Nineteen of the Company's leased properties (the "Leased Properties") are leased to HEALTHSOUTH or one of its subsidiaries. Leases between the Company and a subsidiary of HEALTHSOUTH are guaranteed by HEALTHSOUTH. The Company has also made one mortgage loan to HEALTHSOUTH. The Company believes that the terms of the leases and the mortgage loan to HEALTHSOUTH and its subsidiaries are as favorable as those which the Company could have obtained from unaffiliated parties with similar credit characteristics. The Company realized a total of $15.5 million in revenue in 1997 from HEALTHSOUTH and its subsidiaries under the leases and the mortgage loan. Richard M. Scrushy and Michael D. Martin, directors of the Company, are officers, directors and stockholders of HEALTHSOUTH. Larry R. House, a current director of the Company not standing for reelection, is a director and stockholder of HEALTHSOUTH.

     Sixteen of the Company's Leased Properties are leased to MedPartners or one of its subsidiaries. Leases between the Company and a subsidiary of MedPartners are guaranteed by MedPartners. The Company paid $28.9 million to MedPartners in 1997 for five of the Leased Properties. The Company believes that the terms of the purchase from and the terms of the leases to MedPartners and its subsidiaries are as favorable as those which the Company could have obtained from unaffiliated parties with similar credit characteristics. The Company realized a total of $5.4 million in revenue in 1997 from MedPartners and its subsidiaries under the leases for the MedPartners properties. Richard M. Scrushy, Michael D. Martin and Larry D. Striplin, Jr., directors of the Company, are directors and/or stockholders of MedPartners. Richard M. Scrushy is also Chairman of the Board of MedPartners. Larry R. House served as an executive officer and director of MedPartners until January 1998.

     Three of the Company's Leased Properties are leased to Integrated Health Services, Inc. ("Integrated Health"). The Company believes that the terms of the leases to Integrated Health are as favorable as those which the Company could have obtained from unaffiliated third parties with similar credit characteristics. The Company realized a total of $3.3 million in revenue in 1997 from Integrated Health under the three leases. Robert N. Elkins, a current director of the Company not standing for reelection, is an executive officer, director and stockholder of Integrated Health.

     Six of the Company's Leased Properties are leased to Integrated Living Communities, Inc. ("Integrated Living"), a wholly owned subsidiary of Whitehall Street Real Estate Limited Partnership VII ("Whitehall"). Whitehall acquired Integrated Living by merger in July 1997. Mr. Elkins was the Chairman of the Board and a stockholder of Integrated Living prior to the merger. The Company believes that the terms of the leases with Integrated Living are as favorable as those which the Company could have obtained from unaffiliated third parties with similar credit characteristics. The Company realized a total of $629,000 in revenue in 1997 and anticipates realizing a total of $3.3 million in revenue in 1998 under the six leases.

     The Company has funded loans to John W. McRoberts and Andrew L. Kizer for the purpose of acquiring the Company's Common Stock. As of December 31, 1997, the balance of these loans to Messrs. McRoberts and Kizer from the Company were $95,327 and $95,437, respectively. Interest on these loans is payable quarterly at the prime rate, and the principal is payable on demand.

                              GENERAL INFORMATION

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order to be included in the proxy statement and proxy for the 1999 annual meeting of stockholders, stockholder proposals intended to be presented at such meeting must be received by the Company at its executive offices at 1000 Urban Center Drive, Suite 630, Birmingham, Alabama 35242, not later than March 7, 1999.

COUNTING OF VOTES

     All matters specified in this Proxy Statement to be voted on at the annual meeting will be by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares outstanding, to determine the shares represented at the annual meeting, to determine the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, and to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the annual meeting must be approved by the affirmative vote of the holders of the number of shares described under each such item. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     Inspectors of election will treat shares referred to as "broker non-votes" (i.e., shares held by a broker, or other fiduciary, holding shares for a beneficial owner with authority to vote on one proposal but lacking authority to vote on another proposal) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

MISCELLANEOUS

     The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

     Management of the Company is not aware of any matters other than those described above which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

     A copy of the Company's Annual Report has been mailed to all stockholders entitled to notice of and to vote at the annual meeting.

                                          CAPSTONE CAPITAL CORPORATION

                                          /S/ RICHARD M. SCRUSHY
                                          Richard M. Scrushy
                                          Chairman

                                                                        APPENDIX

                          CAPSTONE CAPITAL CORPORATION

                              BIRMINGHAM, ALABAMA

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
        MEETING OF STOCKHOLDERS TO BE HELD ON THE 7TH DAY OF MAY, 1998.

    The undersigned hereby appoints Richard M. Scrushy and John W. McRoberts, and each of them, with the power to appoint his substitute, attorneys with the powers the undersigned would possess if personally present to vote all of the Common Stock of Capstone Capital Corporation held of record by the undersigned on March 11, 1998, at the annual meeting of the Stockholders to be held at the Richard M. Scrushy Conference Center, Two HEALTHSOUTH Parkway, Birmingham, Alabama 35243, on May 7, 1998, at 10:30 a.m. (local time), and at any adjournments thereof, upon the matters set forth below and described in the notice and proxy statement for said meeting, copies of which have been received by the undersigned; and, in their discretion, upon all other matters which may come before the meeting. Without otherwise limiting the general authorization hereby given, said attorneys are instructed to vote as follows on the matters set forth below:

(1) ELECTION OF DIRECTORS

    [ ] FOR all nominees listed below                    [ ] WITHHOLD AUTHORITY to vote for all
      (except as marked to the contrary below)                 nominees listed below

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

Richard M. Scrushy        John W. McRoberts         Michael D. Martin         Eric R. Hanson
Larry D. Striplin, Jr.    Barry Morton              George E. Bogle

(2) Proposal to ratify the engagement of the accounting firm of KPMG Peat Marwick LLP as independent auditors for the current fiscal year.

  [ ] FOR                       [ ] AGAINST                       [ ] ABSTAIN

(3) In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

             [ ] AUTHORIZED                     [ ] NOT AUTHORIZED

    The shares represented by this proxy will be voted in accordance with the specifications made by the undersigned herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    To help our preparations for the meeting, please check here if you plan to attend. [ ]

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE
       AS SOON AS POSSIBLE, EVEN THOUGH YOU PLAN TO ATTEND THIS MEETING.

                                              Dated:
                                                    ----------------------------

                                              SIGN HERE EXACTLY AS NAME(S)
                                              APPEAR(S) ABOVE

                                              ----------------------------------
                                                         (Signature)

                                              ----------------------------------
                                                 (Signature if held jointly)

                                              When shares are held by joint
                                              tenants, both should sign. When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If a corporation, please
                                              sign in full corporate name by
                                              president or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

If your address has changed, please note new address:
                                                     ----------------------
Zip Code
        ------------------